Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER OF FISCAL 2004

Boulder, Colo., (February 2, 2004) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the second quarter of fiscal 2004, ended December 31, 2003.

During the second quarter of fiscal 2004, Array reported total revenue of $7.6 million, compared to $9.5 million during the same period in fiscal 2003. Net loss was $6.3 million, or ($0.22) per share, for the second quarter, compared to a net loss of $2.9 million, or ($0.10) per share, for the comparable quarter in fiscal 2003.  Array ended the second quarter of fiscal 2004 with $34.9 million in cash and marketable securities, an increase of $6.0 million during the quarter.  In addition, the quarter ending accounts receivable balance was $7.7 million, an increase of $5.0 million over the prior quarter. The increase in cash and accounts receivable is due to the recently announced AstraZeneca and Genentech collaborations.  Subsequent collections of accounts receivable have provided Array a cash balance of approximately $40 million as of January 31, 2004.

“During the quarter, Array signed two significant agreements to out-license and co-develop cancer drugs discovered by Array,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “We believe AstraZeneca and Genentech, two world leaders in oncology, are ideal partners to bring our proprietary products to cancer patients.  These deals highlight Array’s strength in creating valuable orally-active drugs against therapeutically novel targets.”

During the second quarter of fiscal 2004 Array:

•                  Signed a licensing and collaboration agreement with AstraZeneca to develop Array’s MEK program in the field of oncology. The program includes the clinical development candidate, ARRY-142886, and related intellectual property.  Under the agreement, Array received an upfront payment of $10 million, will receive research funding, with potential development milestones of over $85 million and royalties on product sales.  AstraZeneca acquired exclusive worldwide rights to ARRY-142886 and certain second-generation compounds for all oncology indications.

•                  Initiated a licensing and collaboration agreement with Genentech, Inc. for multiple targets in the field of oncology.  As part of this agreement, Array and Genentech formed a research collaboration to advance two of Array’s proprietary oncology programs into clinical development.  These programs include small molecule leads developed by Array along with related intellectual property.  Under the agreement, Array received an upfront payment and will receive research funding, with potential development milestones and royalties on product sales.

•                  Increased investment in Array’s proprietary research to $4.6 million for the current quarter, compared to $2.4 million for the same period last fiscal year, and achieved the following:

•                  Finished GLP toxicology testing of ARRY-142886, completing the non-clinical safety assessment required for the FDA’s Investigational New Drug (IND) application.

•                  Progressed development of additional proprietary programs, aimed at three targets, ErbB-2, EGFR/ErbB-2 and p38, which are in preclinical testing, for oncology and inflammation indications. Array anticipates nominating a clinical candidate and initiating GLP toxicology testing from one or more of these programs during 2004.

•                  Invested additional resources in other proprietary programs that are in lead generation with the expectation of moving additional programs into lead optimization in 2004.

•                  Established a clinical regulatory group with expertise to support Array’s proprietary drug programs and interface with the FDA.

Array has established itself as a premier drug discovery company, efficiently creating valuable intellectual property.  Since the Company’s inception, Array has invested $29 million in proprietary research, yielding three out-licensing agreements with major pharmaceutical and top biotech companies, plus a valuable pipeline of internal drug discovery programs.  Under these three agreements, Array is entitled to:

•                  Upfront cash of $18 million;

•                  Total potential milestones of $147 million;

•                  Research funding for approximately 50 scientists during 2004; and

•                  Potential royalties on product sales for two of the three agreements.

“We believe our investment in proprietary research is proving to be one of the most productive uses of capital in the biotech industry and advances Array towards its goal of being the most efficient creator of high quality drug candidates,” said Mr. Conway.

Array will hold a conference call on Tuesday, February 3, 2004, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Tuesday, February 3, 2004
Time:	9:00 a.m. eastern time
Toll-Free:	(888) 857-6932
Toll:	(719) 457-2604
Pass Code:	287151
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 287151.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes many promising small molecule drugs that affect disease pathways with well-validated targets. Array also collaborates with leading pharmaceutical and biotechnology companies to invent and optimize drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of February 2, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenue	$7,595	$9,502	$14,790	$20,006

Cost of revenue*	5,010	5,670	10,031	11,670
Research and development expenses:
for collaborations*	2,220	2,344	4,451	4,182
for proprietary drug discovery	4,565	2,411	8,597	4,461
Selling, general and administrative expenses*	2,138	2,201	4,078	4,287
Total operating expenses	13,933	12,626	27,157	24,600

Loss from operations	(6,338)	(3,124)	(12,367)	(4,594)
Interest income	77	230	169	486
Net loss	$(6,261)	$(2,894)	$(12,198)	$(4,108)
Basic and diluted net loss per share	$(0.22)	$(0.10)	$(0.43)	$(0.15)
Number of shares used to compute per share data	28,388	27,720	28,324	27,639

*Includes compensation related to option grants
Cost of revenue	$246	$265	$492	$530
Research and development for collaborations	164	177	328	354
Selling, general and administrative expenses	129	134	258	268
Total	$539	$576	$1,078	$1,152

Summary Balance Sheet Data

(in thousands)

	December 31, 2003	June 30, 2003
	(unaudited)

Cash, cash equivalents and marketable securities	$34,905	$34,130
Property, plant and equipment, gross	54,892	53,939
Working capital	31,841	39,453
Total assets	87,747	83,830
Stockholders’ equity	67,038	77,714

###